EX 99.8(III)

FUND PARTICIPATION AND SERVICE AGREEMENT

Integrity Life Insurance Company (“Insurance Company”), an Ohio domiciled insurance company for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), a California corporation, American Funds Service Company (“Transfer Agent”), a California corporation, Capital Research and Management Company (“CRMC”), a Delaware corporation, and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 13th day of December 2013, that Class 4 shares of the Funds (“Class 4 Shares”) and Class P2 shares of the Funds (“Class P2 Shares” and together with Class 4 Shares, the “shares”) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

1.                                      Authorization; Services.

a.                                      As distributor of the Series, AFD agrees to make full and fractional shares of the Funds listed on the attached Exhibit A available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.  The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Contractholders.  Fund shares to be made available to Separate Accounts for the Contracts shall be sold by the Series and purchased by the Insurance Company for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

b.                                      Transfer Agent hereby appoints Insurance Company as limited agent and designee with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and Insurance Company accepts such appointment, on the terms set forth herein.

c.                                       During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended in writing from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 Shares and/or Class P2 Shares of each Fund. In consideration of Insurance Company performing the Services, the

Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 Shares and Class P2 Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series.  The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares or Class P2 Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365.  CRMC will evaluate periodically Insurance Company’s services as identified on Exhibit C.  If CRMC determines that the Insurance Company has failed to provide the services in accordance with industry standards, CRMC will provide notice of specific deficiencies and a reasonable opportunity to address those, which shall be no less than 30 days from the date such notice is received by the Insurance Company.  If such deficiencies are not remedied within the 30 day period, CRMC may determine not to continue making payments under the Insurance Administrative Services Plan.  Insurance Company represents to the Series and CRMC that the fees paid pursuant to this Agreement are reasonable in relation to the services it provides.

d.                                      Insurance Company shall transmit to Transfer Agent or the Funds (or to any agent designated in writing by either of them) such information in the possession of Insurance Company concerning the Contractholders as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state Blue Sky laws or regulations.

2.                                      The Insurance Company will be entitled to a Rule 12b-1 distribution fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 4 and P2 shares of each Fund attributable to the Contracts for as long as the current or future Series’ Plans of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) remain in effect.

3.                                      Compliance with Laws; Reliance on Instructions.

a.                                      AFD and CRMC acknowledge and agree that Insurance Company is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD and/or CRMC, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by AFD, CRMC and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”) over AFD, CRMC or Funds, and the provisions of the Funds’ prospectus and statement of additional information.

b.                                      Insurance Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by Insurance Company or its agents that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by AFD; (ii) satisfying prospectus delivery requirements to the extent required by law and as limited by the last sentence of this subsection; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over Insurance Company.  Notwithstanding the foregoing, should AFD and/or the Series distribute stand-alone summary prospectuses in lieu of statutory prospectuses:

i.

For purposes of this Agreement, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 under the Securities Act of 1933, as amended (the “1933 Act”).

ii.

The Series represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 under the 1933 Act applicable to the Series and its funds.

iii.

The Series agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Series and fund documents required to be posted in compliance with Rule 498 under the 1933 Act.  This web page will be provided and maintained by the Series or its designee.

iv.

The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) under the 1933 Act involving contract owner requests for additional Fund documents made directly to the Series, CRMC or one of their affiliates.

v.

The Insurance Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) under the 1933 Act involving contract owner requests for additional fund documents made directly to the Insurance Company or one of its affiliates.

vi.	Insurance Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 under the 1933 Act.

vii.

At Insurance Company’s request, CRMC and the Series may provide web links or URL’s to the Insurance Company for use with Insurance Company’s electronic delivery of fund documents or on the Insurance Company’s website.  In this case, Insurance Company will be solely responsible for the maintenance of such web links.  CRMC and the Series will be responsible for maintaining the Series’ and funds’ current documents on the site to which such web links or URL’s originally navigate to.

viii.

The parties agree that Insurance Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of Insurance Company.  The Insurance Company agrees that it will give CRMC and the Series sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

c.                                       Insurance Company and its affiliates shall make no representations concerning the Funds’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, Transfer Agent, CRMC, or the Series, as provided in the Business Agreement in effect among Insurance Company, Touchstone Securities Inc., AFD and CRMC dated even date herewith (the “Business Agreement”).

d.                                      Each party is entitled to rely on any written records or instructions provided to it by responsible persons of the other party(ies).

4.                                      Insurance Company Representations and Warranties.

a.                                      The Insurance Company represents and warrants that:

(i)                                     it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)                                  this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii)                               no consent or authorization of, prior filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv)                              it will or has established the Separate Accounts as separate accounts under

Ohio Insurance law;

(v)                                 it has registered the Separate Accounts as unit investment trusts under the 1940 Act to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(vi)                              the Contracts are or will be and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), that Insurance Company will maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(vii)                           the offer of the Contracts has been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act, or it is properly exempt from registration under the 1933 Act, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to Insurance Company, or approved, by AFD, Transfer Agent, CRMC or the Series expressly for use therein;

(viii)                        the Contracts provide for the allocation of net amounts received by the Insurance Company to the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media;

(ix)                              Insurance Company is unaware of any prohibition on its receipt of 12b-1 distribution fees under applicable federal laws and regulations.

(x)                                 any information furnished in writing by Insurance Company for the express use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi)                              investment by each Separate Account in a Fund is in reliance on and consistent with the terms of the Series’ Mixed and Shared Funding Order (File No. 812-6393. Release No IC-15899. Order granted July 7, 1987; and

(xiii)                        Insurance Company will hold Shares in a segregated asset account within the meaning of Section 817(h)(4)(A) of the Internal Revenue Code of 1986, as amended.

5.                                      Representations and Warranties of AFD, Transfer Agent, CRMC and the Series.

a.                                      AFD and Transfer Agent each represents and warrants (as applicable) that:

(i)                                     this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(ii)                                  no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iii)                               the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(iv)                              AFD represents that the Funds are registered as investment companies under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the 1933 Act;

(v)                                 AFD represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and may properly cause Fund shares to be made available for the purposes of this Agreement;

(vi)                              Shares of the Series may be offered to separate accounts of various insurance companies in addition to Insurance Company.  AFD represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), including without limitation, 26 CFR 1.817-5(f).

(vii)                           it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(viii)                        AFD and its affiliates, including without limitation, Series, are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD or its affiliates relating to any Fund; and

(ix)                              AFD represents that prospectuses, other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue; and

(x)                                 Transfer Agent represents that it is a transfer agent registered with the SEC under the Securities Exchange Act of 1934; and

(xi)                              any information furnished in writing by AFD or Transfer agent for the express use in the registration statement of the Accounts and Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

b.                                      CRMC and the Series represent and warrant that:

(i)                                     the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts;

(ii)                                  a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to Insurance Company and the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to CRMC or the Series by Insurance Company expressly for use therein.

(iii)                               Each Fund will comply with the diversification requirements of Section 817 of the Code and the regulations promulgated thereunder and shall maintain its qualification as a “regulated investment company” (“RIC”) under the Code.  Upon having a reasonable basis that any Fund does not comply with Section 817 of the Code and the regulations thereunder, the Series will notify Insurance Company immediately and take all reasonable actions to adequately diversify the Fund(s) and achieve compliance within the grace period afforded by 1.817-5.

(iv)                              The Series makes no representation or warranty as to whether any aspect of its operations (including but not limited to fees, expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

(v)                                 any information furnished in writing by CRMC or Series for the express use in the registration statement of the Accounts and Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(vi) CRMC is, and shall be at all times while this Agreement is in force, a lawfully organized, validly existing, investment adviser, registered with the SEC pursuant to the Investment Advisers Act of 1940 and pursuant to any applicable state securities laws.

(vii) all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Series are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

6.                                      Omnibus Accounts.  The Funds recognize that the Insurance Company, for itself or on behalf of the Separate Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Contracts, and that the Insurance Company intends to establish one or more omnibus accounts per Fund.  Such arrangement will result in aggregated share orders.  In the event that the aggregate Contractholder accounts maintained by the Insurance Company do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Contractholders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

7.                                      Pricing Information.  The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current prospectuses.   The Series or the Transfer Agent will use their best efforts to communicate to the Insurance Company such information by 6:30 p.m. Eastern Time on each Business Day.  Such information shall be accurate and true in all respects and updated continuously.

8.                                      Pricing Adjustments.

a.                                      In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Insurance Company under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the 1940 Act and (2) the Funds or Transfer Agent shall notify Insurance Company as soon as practicable after discovering the need for any such adjustment.  Notification may be made in the following manner:

Method of Communication

(i)                                     Fund/SERV Transactions.  If parties are using the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

(ii)                                  Manual Transactions.  If parties are not using Fund/SERV, any corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment.  Funds and Transfer Agent agree that the Insurance Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or AFD, as applicable) to Contractholders whose accounts are affected by the adjustment.

b.                                      To the extent a price adjustment results in a deficiency or excess to a Contractholder’s account, Insurance Company and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action.  To the extent the price adjustment was due to Transfer Agent’s error, Transfer Agent shall reimburse Insurance Company for amounts due to Contractholders’ accounts. Any administrative costs incurred for correcting Contractholder accounts will be at the Insurance Company’s expense.

9.                                      Purchases and Redemption Orders; Settlement of Transactions

a.                                      Manual Transactions.  Manual transactions via facsimile, or other type of transmission agreed to by the Transfer Agent, shall be used by Insurance Company until such time as Insurance Company begins using the National Securities Clearing Corporation (“NSCC”). Once Insurance Company is trading via the NSCC, Insurance Company shall trade manually only in the event that Insurance Company is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by Insurance Company or the NSCC or other events beyond the Insurance Company’s reasonable control. When manual transactions are used, the following provisions shall apply:

(i)                                     Next Day Transmission of Orders. The Insurance Company will notify the Transfer Agent by 8:30 a.m. Eastern Time, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contractholders in each Separate Account by 4:00 p.m. Eastern time on the prior Business Day (the “Trade Date”).  Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value.  Transfer Agent may process orders it receives after the 8:30 a.m. deadline using the net asset value next determined.

(ii)                                  Purchases.  All orders received by Insurance Company by 4:00 p.m. on a Business Day and communicated to the Transfer Agent by the 8:30 a.m. deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Insurance Company will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern time on the next Business Day following Trade Date.

(iii)                               Redemptions.  Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Insurance Company.  Transfer Agent will initiate payment by wire to Insurance Company or its designee proceeds of such redemptions two Business Days following the Trade Date (T+2).

b.                                      Fund/SERV Transactions.  The parties acknowledge that Insurance Company is not currently using the Fund/SERV system, but intends to begin using that system as soon as Insurance Company deems feasible in its sole discretion.  Once Insurance Company begins using the Fund/SERV system, the parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

(i)                                     Without limiting the generality of the following provisions of this section, the Insurance Company and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)                                  Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC.  Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)                               Same Day Trades.  On each Business Day, the Insurance Company shall aggregate and calculate the purchase orders and redemption orders for each Separate Account received by the Insurance Company prior to 4:00 p.m. Eastern time.  The Insurance Company shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Separate Account received by 4:00 p.m. Eastern time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on the Trade Date.  All orders received by the Insurance Company after 4:00 p.m. Eastern time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value.  Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(iv)                              When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one order for all contractholder purchase transactions and one order for all contractholder redemption transactions, unless otherwise agreed to by the Insurance Company and the Transfer Agent.

c.                                       Procedures.  Insurance Company represents and warrants that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern time on any Business Day will be submitted with that business day’s net asset value.

d.                                      Contingencies.  All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and Insurance Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such wires for Insurance Company should be sent to:

Chase Manhattan Bank

Integrity Life Insurance Company

DDA:

ABA:

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA  90017

ABA#:

AFS Account#:

For Credit to AFS acct. no. (account number and fund)

FBO                               (Insurance Company)

e.                                       Processing Errors.  Processing errors which result from any delay or error caused by Insurance Company may be adjusted through the NSCC System by Insurance Company by the necessary transactions on a current basis.

f.                                        Reconciliation.  Insurance Company shall reconcile share positions with respect to each Fund for each Separate Account as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with Insurance Company’s share positions for that Separate Account.  Insurance Company shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

g.                                       Verification.  Within a reasonable period of time after receipt of a confirmation relating to a trade, Insurance Company shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

i.                                          Order Processing.  Any order by Insurance Company for the purchase of shares of the respective Funds through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds.  AFD/Transfer Agent will not accept any order from Insurance Company that is placed on a conditional basis or subject to any delay or contingency prior to execution.  The procedure relating to the handling of orders shall be subject to instructions that AFD shall forward from time to time.  The shares purchased will be issued by the respective Funds only against receipt of the purchase price. If payment for the shares purchased is not received within three days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold the Insurance Company responsible for any loss, expense, liability or damage, including loss of profit suffered by AFD and/or the respective Funds, resulting from Insurance Company’s delay or failure to make payment as aforesaid.  Likewise, if payment for the shares redeemed is not received within three days after the date of confirmation, Insurance Company may hold AFD, Transfer Agent and/or the respective Funds responsible for any loss, expense, liability or damage, including loss of profit suffered by Insurance Company resulting from delay or failure to make payment as aforesaid.

j.                                         Dividends and Distributions.  On or before ex-dividend date, the Transfer Agent shall furnish notice promptly to the Insurance Company of any dividend or distribution payable on any Funds held by the Separate Accounts.  The Insurance Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify the Insurance Company of the number of shares so issued.  All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value.  The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

k.                                      Right to Suspend.  The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority.

l.                                          Book Entry.  Transfer of the Series’ shares will be by book entry only.  No stock certificates will be issued to the Separate Accounts.  Shares ordered from a particular Fund will be recorded by the Series as instructed by Insurance Company in an appropriate title for the corresponding Separate Account.

m.                                  Limitations on Redemptions.  The Insurance Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Insurance Company’s assets held in the Account) except (i) as necessary to implement Contractholder-initiated transactions, including systematic transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”), (iii) as allowed under the Contracts, e.g., for fees, payment of claims or annuitization, or (iv) as permitted by the SEC pursuant to an Order under Section 26(c) of the 1940 Act.  Upon request, the Insurance Company will promptly furnish to the Series and AFD an opinion of counsel for the Insurance Company (which counsel shall be a licensed attorney in good standing with his or her state bar) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

10.                               Account Activity.  Upon request, the Transfer Agent shall send to the Insurance Company, (i) confirmations of activity in each Separate Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate

Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by Insurance Company and agreed upon by Transfer Agent.

11.                               Expenses.  All expenses incident to each party’s performance of this Agreement shall be paid by the respective party, except as otherwise provided herein.

The Funds shall pay the cost of registration of their shares with the SEC, preparation of the Fund’s prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by Applicable Law.  The Funds shall pay the cost of qualifying Fund shares in states where required.

12.                               Proxy and Other Communication Materials.  The Funds shall distribute to the Insurance Company their proxy material and periodic Fund reports to shareholders. AFD, Transfer Agent or the Funds shall provide the Insurance Company with a reasonable quantity of the Funds’ prospectuses and sales literature upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement.  AFD, Transfer Agent or the Funds shall provide to Insurance Company, or its authorized representative, at no expense to Insurance Company, the following Contractholder communication materials prepared for circulation to Contractholders in quantities reasonably requested by Insurance Company which are sufficient to allow mailing thereof by Insurance Company, to the extent required by Applicable Law, to all Contractholders in the Separate Accounts: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof.  AFD, Transfer Agent or the Funds shall provide Insurance Company with other documents and materials as Insurance Company may reasonably request from time to time.

AFD will provide Insurance Company on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one-year, three year, five-year, ten-year and life of the Fund.  AFD will endeavor to provide the information in clause (a) to Insurance Company within twenty business days after the end of each quarter, and will endeavor to provide the information in clause (b) to Insurance Company within five business days after the end of each month.

13.                               Proxy Materials/Voting.  The Insurance Company will distribute all proxy material furnished by the Funds to the extent required by Applicable Law.  For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act (“Registered Separate Accounts”), the Insurance Company shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Insurance Company (or its designated agent) from Contractholders funded by such Registered Separate Accounts having a voting interest in the Funds.  The Insurance Company shall vote shares of the Funds held in Registered Separate Accounts that are attributable to the Contracts as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Contracts and owned beneficially by the Insurance Company (resulting from charges against the Contracts or otherwise), in the same proportion as the votes cast by owners of the Contracts funded by the Registered Separate Account having a voting interest in the Funds from whom instructions have been timely received.  The Insurance Company shall vote shares of the Funds held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion.

14.                               Future Registration of Separate Account(s).  If Insurance Company registers a Separate Account that includes any Fund as an underlying investment option as a unit investment trust under the 1940 Act, Insurance Company will notify the Series and will provide, upon request, a complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or any Separate Account contemporaneously with the filing of such document with the SEC, FINRA or other regulatory authority.

15.                               Independent Contractor Status.  The Insurance Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent AFD or the Funds in any way or otherwise be deemed an agent of AFD or the Funds.

16.                               Termination.  At Insurance Company’s election, any termination of this Agreement may be limited solely as to new Contracts.  This Agreement shall terminate:

a.                                      at the option of the Insurance Company, AFD, Transfer Agent, CRMC or the Series upon 90 days advance written notice to the other parties;

b.                                      at any time by giving 30 days written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period;

c.                                       at the option of the Insurance Company, AFD or the Series, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) the Insurance Company, (iv) AFD or (v) the Funds by FINRA, the SEC or any other regulatory body;

d.                                      at the option of Insurance Company immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code;

e.                                       at the option of any party upon termination of CRMC’s investment advisory agreement with the Series.  Notice of such termination shall be promptly furnished. This paragraph (e) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between CRMC and the Series;

f.                                        except for Insurance Company’s delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

g.                                       in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Insurance Company.  Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur;

h.                                      for Registered Separate Accounts, they may terminate upon a decision by the Insurance Company, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts, in which case the following provisions shall apply:

(i)                                     The Insurance Company will give 60 days written notice to the applicable Fund and AFD upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund: (1) an application made to the SEC, (2) a proposed Contractholder vote; or (3) the Insurance Company’s determination to substitute Fund shares with the shares of another investment company; and

(ii)                                  The Funds or AFD will in no way recommend action in connection with, or oppose or interfere with any application made to the SEC by the Insurance Company with regard to the substitution of Fund shares with shares of another investment company or seek in any manner to oppose or interfere with  a proposed Contractholder vote; or

i.                                          upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

17.                               Notices.  All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Insurance Company:

Integrity Life Insurance Company

Attn: Jill T. McGruder, President and CEO

400 Broadway

Cincinnati, OH 45202

with a copy to:

Integrity Life Insurance Company

Attn: Kevin L. Howard, Law Department

400 Broadway

Cincinnati, OH 45202

If to AFD, Transfer Agent, CRMC or to the Series:

Kenneth R. Gorvetzian

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA  90071

with a copy to:

John R. Fodor

American Funds Distributors, Inc.

333 South Hope Street

55th Floor

Los Angeles, CA  90071

And:

American Funds Service Company

Attn: HOST - Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

phone: 800/421-5475, ext. 8

facsimile: 210/474-4088

or to such other address or person as may be specified in a written notice given to the other parties.  The date of service of any notice shall be the date it is received by the recipient.

18.                               Books and Records.  Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.  Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder.  Upon the request of a party, the other party shall make available all records as may be reasonably necessary to (a) monitor and review the performance of either party’s activities in connection with this Agreement, (b) assist either party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service.  The parties agree to cooperate in good faith in permitting review of records by one another under this provision.  Each party will be responsible for the expenses related to review of records and production of copies.

19.                               Indemnification.

a.                                      Insurance Company shall indemnify and hold harmless AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of Rule 405 under the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement.  Insurance Company shall also reimburse AFD, Transfer Agent, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability that Insurance Company may otherwise have to AFD, the Transfer Agent, CRMC, the Series, the Funds or their respective affiliates.

b.                                      AFD, Transfer Agent, CRMC and Series (Series’ liability is subject to the limitations stated in paragraph 36 of this Agreement), as applicable, shall be jointly and severally liable to indemnify and hold harmless, Insurance Company and its affiliates, directors, officers, employees and agents and each person who controls them within the meaning of Rule 405 under the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD’s, Transfer Agent’s, CRMC’s or Series’ negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD’s, Transfer Agent’s, CRMC’s or Series’ violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by AFD, Transfer Agent, CRMC or Series of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD, Transfer Agent or the Series.  AFD, Transfer Agent, CRMC or Series, shall also reimburse Insurance Company and its affiliates for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability, which AFD, Transfer Agent, CRMC or Series may otherwise have to Insurance Company or its affiliates.

c.                                       Promptly after receipt by a party entitled to indemnification under this paragraph 19 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 19, notify the indemnifying party of the commencement thereof.  The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party.  After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

20.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

21.                               Subchapter M.  CRMC will use all commercially reasonable efforts to ensure that each Fund complies with Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and shall qualify as a regulated investment company thereunder.

22.                               Entire Agreement/Amendments.  This Agreement (together with the Business Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.  This agreement may not be amended except by written agreement of the parties.  If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of this Agreement shall govern.

23.                               Assignability.  This Agreement shall extend to and be binding upon the Insurance Company, the Series, AFD, CRMC and the Transfer Agent and their respective successors and assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.  Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties, which shall not be unreasonably withheld.

24.                               Proprietary Information.  AFD and the Funds agree that the names, addresses, and other information relating to the Contractholders, or prospects for the sale of the Contracts developed by Insurance Company, are the exclusive property of the Insurance Company and may not be used by AFD, Transfer Agent, CRMC, the Series, any affiliate of AFD, Transfer Agent, CRMC, or the Series, or any agent designated by AFD, Transfer Agent, CRMC, or the Series to receive information pursuant to this Agreement, without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto.  Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement.  Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.  This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

AFD, the Transfer Agent, CRMC and the Series hereby consent to the Insurance Company’s use of the names of the Series, the Funds, AFD, the Transfer Agent and CRMC in connection with marketing the Funds and Contracts, subject to the terms of this Agreement and the Business Agreement. Insurance Company acknowledges and agrees that AFD, CRMC and/or their affiliates own all right, title and interest in and to the names American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company and covenants not, at any time, to challenge the rights of AFD, CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof.  AFD, the Transfer Agent, CRMC and the Series hereby consent to the use of any trademark, trade name, service mark or logo used by AFD, the Transfer Agent, CRMC and the Series, subject to AFD, the Transfer Agent, CRMC or the Series approval of such use and in accordance with reasonable requirements of that party or as otherwise permitted under this Agreement or the Business Agreement.  Such consent will terminate with the termination of this Agreement, except with regard to any legally required use of the names or marks to service existing customers.  The Insurance Company agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of AFD, the Transfer Agent, CRMC and/or the Series.

AFD, the Transfer Agent, CRMC and the Series each acknowledges and agrees that Insurance Company and/or its affiliates own all right, title and interest in and to any trademark, trade name, service mark or logo related to Insurance Company’s name, Contracts or services.  AFD, the Transfer Agent, CRMC and the Series each agrees and acknowledges that all use of any designation comprised in whole or in part of any name, trademark, trade name, service mark and logo belonging to Insurance Company shall inure to the benefit of Insurance Company.

25.                               Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

26.                               No Waiver.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.  Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement.  In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

27.                               No Joint Venture, Etc.  Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Transfer Agent, AFD, CRMC and the Funds.

28.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

29.                               Survival.  The provisions of paragraphs 4, 5, 19 and 24 survive termination of this Agreement.  If this Agreement terminates, the Series, at Insurance Company’s option, will continue to make additional shares of the Funds available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contractholders), unless the applicable Fund liquidates or applicable laws prohibit further sales.

30.                               Non-exclusivity.  Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

31.                               Insurance.  At all times Insurance Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder.  Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Insurance Company’s employees and agents.

32.                               Oversight of Insurance Company.  Insurance Company will permit Transfer Agent or its representative, upon reasonable advance notice, to have reasonable access to Insurance Company’s personnel and records during normal business hours, pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

33.                               Independent Audit.  In the event Transfer Agent determines, based on a review of complaints received in accordance with paragraph 18, above, that Insurance Company is not processing Contractholder transactions accurately, Transfer Agent reserves the right to require that Insurance Company’s data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm to ensure the existence of, and adherence to, proper operational controls.  Insurance Company shall make available upon Transfer Agent’s request a copy of any report by such accounting firm as it relates to said audit.  Insurance Company shall immediately notify Transfer Agent in the event of a material breach of operational controls.

34.                               Arbitration.  In the event of a dispute between the parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its commercial arbitration rules as amended from time to time.  Judgment on the award rendered by a majority of the panel of arbitrators may be entered in any court having jurisdiction. All costs and expense of arbitration, including attorney’s fees, will be borne by the losing party unless the panel of arbitrators decides otherwise. Within 30 days following receipt of the written demand to arbitrate, one arbitrator will be named by each party to the disagreement and will notify the other party of the name and address of its appointed arbitrator. The two party-appointed arbitrators will select a third, neutral arbitrator in accordance with the AAA Rules. The three arbitrators will constitute the panel of arbitrators, with the neutral arbitrator serving as the chairperson

35.                               No Recourse.  The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets.  When seeking satisfaction for any liability of the Series in respect of this Agreement, Insurance Company and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

36.                               Conflicts.  The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contractholders participating in one or more Funds might, at some time, be in conflict.  Each party shall report to the other party any potential or existing conflict of which it becomes aware.  The Board of Trustees of the Series shall promptly notify Insurance Company of the existence of irreconcilable material conflict and its implications.  If such a conflict exists, Insurance Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case,

Contractholders will not be required to bear such expenses.

37.                               Mixed and Shared Funding.  The Series hereby notifies Insurance Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

38.                               Shareholder Information Agreement.  The Insurance Company has executed or will execute an agreement with Transfer Agent pursuant to Rule 22c-2 under the 1940 Act, under which the Insurance Company is required, upon request, to provide the Funds with certain account information and to prohibit transactions as requested by the Transfer Agent that violate the policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

39.                               Confidentiality of Holdings Information.  The Insurance Company may receive derivative holdings information (the “Holdings Information”) related to the Funds offering Class P2 Shares on a daily basis from the Series, CRMC or one of their designees in order to coordinate with Insurance Company’s internal hedging program (the “Purpose”). Insurance Company agrees that the Holdings Information is confidential and may only be used by Insurance Company for the Purpose.  Insurance Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence. Without limiting the foregoing, Insurance Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement.  Insurance Company expressly will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants, and (d) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party.

40.                               AFD, the Series or their designee shall provide Insurance Company no later than March 1 of each year with the investment advisory and other expenses of the Funds incurred during each Fund’s most recently completed fiscal year to permit the Insurance Company to fulfill its prospectus disclosure obligations under the SEC’s full fee table requirements as defined in Form N-1A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INTEGRITY LIFE INSURANCE COMPANY
for itself and on behalf of the Separate Accounts

By:
Name: Jill T. McGruder
Title: President and CEO

By:
Name: Kevin L. Howard
Title: Senior Vice President and General Counsel

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Printed Name:
Title:

AMERICAN FUNDS INSURANCE SERIES

By:
Printed Name:
Title:

AMERICAN FUNDS SERVICE COMPANY

By:
Printed Name:
Title:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Printed Name:
Title:

EXHIBIT A

American Funds Insurance Series Funds

Class 4

American Funds Insurance Series Global Growth Fund

American Funds Insurance Series Growth Fund

American Funds Insurance Series Growth-Income Fund

American Funds Insurance Series New World Fund

Class P2

American Funds Insurance Series Managed Risk Asset Allocation Fund

EXHIBIT B

Insurance Company Accounts

Separate Account I of Integrity Life Insurance Company

811-04844

EXHIBIT C

Administrative Services

1.                                      Periodic Reconciliation.  The Insurance Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2.                                      Record Maintenance.  To facilitate the reconciliation activities described in paragraph 1, the Insurance Company shall maintain with respect to each Separate Account holding the Funds’ Class 4 Shares or Class P2 Shares and each Contract owner for whom such shares are beneficially owned the following records:

a.              Number of shares;

b.              Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.               Name and address and taxpayer identification numbers;

d.              Records of distributions and dividend payments; and

e.               Any transfers of shares.

3.                                      Fund Information.  The Insurance Company shall respond to inquiries from Contract owners regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.                                      Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owners. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

5.                                      Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

6.                                      Other Information.  The Insurance Company shall provide to the Separate Accounts and Contractholders such other information as shall be required under applicable law and regulations.